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                                                                   EXHIBIT 10.6

             CUSTOM DISTRIBUTION AND TECHNOLOGY SERVICES AGREEMENT

       THIS CUSTOM DISTRIBUTION AND TECHNOLOGY SERVICES AGREEMENT (the "Agreement") is made as of the 15th day of July, 1999 (the "Effective Date"), by and between NewsReal, Inc., a Delaware corporation ("NewsReal"), with its principal place of business at 66 Canal Center Plaza, Suite 700, Alexandria, VA 22314, and Network Solutions, Inc., a Delaware corporation ("NSI"), with its principal offices at 505 Huntmar Park Drive, Herndon, VA 20170.

                                   RECITALS:

1. NewsReal is an on-line provider of a business information service known as CompanyWatch. NewsReal has developed and maintains a proprietary computerized system (the "System") through which it processes content, data and other information and offers various remote services, including but not limited to delivery of processed information over the Internet to its customers. NewsReal also provides custom information technology services to adapt the System and its information services and products to meet specific customer needs.

2. NSI is the leading Internet domain registration service provider worldwide and intends to launch a Internet directory service branded as the dot com directory(TM).

3. NSI and NewsReal desire to (1) introduce a customized version of CompanyWatch (the "Service") to NSI's Users (as defined below) through a co-branded Web site hosted by NewsReal on the Virtual Domain (as defined below), and (2) have NewsReal integrate certain data and information owned or licensed by NSI ("NSI Data") into the System and throughout NSI's Site and the Service, in the manner contemplated by this Agreement.

       In consideration of the mutual covenants and conditions herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, and with the intent to be legally bound, NewsReal and NSI hereby agree as follows.

A.     DEFINITIONS

1. NSI's Site: As used herein, the term "NSI's Site" means the Internet World Wide Web site owned and maintained by NSI known as "networksolutions.com" and which may be changed by NSI from time to time in its sole discretion.

2. NSI Users: As used herein, the term "NSI User" or "NSI Users" means persons who access the Service by using Links within the NSI dot com directory operated and maintained on NSI's Site.

3. Links: As used herein, the term "Link" or "Links" means hypertext links, graphic devices, files or images, keyword search boxes or similar functions, which access the Virtual Domain to be maintained by NewsReal pursuant to this Agreement when activated by a NSI User.

4. NewsReal Site: As used herein, the term "NewsReal Site" means the Internet World Wide Web site maintained by NewsReal for the purpose of providing access to the Service, including any Virtual Domain required to be maintained by NewsReal on behalf of NSI pursuant to this Agreement.

5. Service: As used herein, the term "Service" means NewsReal's business information service known as CompanyWatch, including the features, benefits, and information sources described in SCHEDULE C to this Agreement and as more fully described in SCHEDULES A AND D hereto.

6. System: As used herein, the term "System" means the proprietary computerized system developed, owned, operated and maintained by NewsReal for the delivery of the Service.


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7.  Virtual Domain: As used herein, the term "Virtua1 Domain" means a page or segment of an Internet World Wide Web site, replicating the look and character of NSI's Site and bearing the branding of both NSI and NewsReal.

8. NSI Data. The term "NSI Data" has the meaning set forth in the Recitals to this Agreement.

B.     GRANT OF LIMITED LICENSE TO NSI; OBLIGATIONS AND RESPONSIBILITIES OF
       NEWSREAL

1. Subject to the terms, conditions, and restrictions of this Agreement, NewsReal grants NSI a nonexclusive, nontransferable, limited license to permit NSI Users to access the Service through NSI's Site, the Virtual Domain and the System. The foregoing license is solely for the purpose of permitting NSI to allow NSI Users to access the Service in accordance with this Agreement, and shall not be construed to grant a license to use, store or distribute the Service or its content for any other purpose (including NSI's branding, redistribution or resale of any content licensed or distributed to NewsReal by third parties). By way of illustration and without limiting the foregoing, the nonexclusive license granted NSI by NewsReal does not permit NSI to distribute raw feeds of content licensed or distributed to NewsReal or to make any portions of the Service available to other third parties for inclusion in their products or services.

2. NewsReal will be responsible for providing the information and content contained in the Service. The content currently provided in the Service is listed in SCHEDULE C attached hereto. NewsReal may add, modify, or withdraw
    information or content from the Service without notice at any time      NSI
    is granted the right to add to or suppress information or content included in the Service, subject to the limitations and conditions contained in this Agreement. The Service shall be provided in accordance with the requirements stated in SCHEDULE D.

3. NSI acknowledges and agrees that NewsReal has the right to distribute and provide access to other products and services that are comparable to the Service through sources or systems other than NSI and that the rights granted hereunder are not exclusive to NSI. Notwithstanding the foregoing and during the term of this Agreement, NewsReal shall not provide the same or similar services to any other Internet domain name registrar or registry, as determined in NSI's sole discretion, which services result in the creation of a directory service or product that is directly competitive with the dot com directory. Nothing herein shall prevent NewsReal from entering into an agreement with or rendering services to or on behalf of any other Internet domain name registrar or registry for any purpose that is not directly competitive with the dot com directory.

4. NewsReal hereby grants NSI the right to install and maintain Links from NSI's Site to the NewsReal Site, subject to the terms and conditions of this Agreement. The respective icons, URLs and logos of NewsReal as screen indicators of the Links shall be provided by NewsReal according to the specifications and placement, artwork and design supplied by NewsReal and agreed to by NSI.

5. NewsReal agrees to create, host, and maintain, on servers operated and maintained by or at the direction of NewsReal, a Virtual Domain that replicates the look and character of NSI's Site, as provided in SCHEDULE A The appearance of the Virtual Domain created pursuant to this Agreement shall be subject to the approval of NSI to the extent provided in SCHEDULE
    A. NewsReal will not remove any copyright notice or disclaimer included in or appended to the NSI Site or any other information provided by NSI pursuant to this Agreement. NewsReal agrees not to alter, modify or change any of the information contained in the NSI Site, NSI Data Data without the prior written authorization of NSI.

6. NewsReal will provide reports to NSI within forty five (45) days following the end of each calendar quarter during the term of this Agreement. The information contained in these reports shall contain at a minimum all information regarding traffic and page views by NSI Users accessing the Service via



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    NSI's Site (including but not limited to which portion of the NewsReal Site such traffic was generated), and the associated net advertising revenue generated during the period.

7. NewsReal shall provide service and support for the Service to NSI as provided in SCHEDULES A AND D.

8. Subject to the license granted by this Agreement, NewsReal reserves and retains all right, title, and interest, including but not limited to all copyright and other intellectual property rights, in and to the Service and the System

9. NewsRea1 shall provide NSI with the Basic Services described in SCHEDULE A, which shall include, without limitation, the following:

    a. NewsReal shall operate, manage and maintain the System in accordance with the terms of this Agreement.
    b. NewsReal shall provide for NSI's use of two (2) copies of NewsReal's standard partner documentation describing the use and operation of the Service and the System.
    c. Subject to Section C hereof, NewsReal shall correct any errors in the System, or related reports or other output that come to NewsReal's attention.
    When such errors are attributable to either malfunctions of NewsReal's equipment or System or errors of NewsReal's operators, programmers, or other personnel, NewsReal shall take such action without charge; otherwise, such action shall be taken as an Additional Service (defined in SCHEDULE A).

10. If NSI requests NewsReal to perform any Service that is not a Basic Service, then NewsReal shall provide and NSI shall pay for such service ("Additional Service") upon mutually agreeable terms and conditions or as otherwise specified in SCHEDULE A.

11. NewsReal or its agents shall sell and serve advertising of third parties on the Virtual Domain, unless the parties agree otherwise in writing. Any additional provisions relating to the sale and serving of advertising on the Virtual Domain shall be set forth in SCHEDULE A.

C.     GRANT OF LIMITED LICENSE TO NEWSREAL; OBLIGATIONS AND RESPONSIBILITIES
       OF NSI.

1. Subject to the terms, conditions, and restrictions of this Agreement, NSI grants NewsReal a nonexclusive, nontransferable, limited license to integrate the NSI Data into the System to create a Service customized for NSI Users. Except as otherwise provided in section C.2 below, the foregoing license is for the purpose of creating the Service through a co-branded Web Site hosted by NewsReal on the Virtual Domain to permit NSI Users to access the Service through NSI's Site, the Virtual Domain and the System in accordance with this Agreement, and shall not be construed to grant a license to use, store or distribute the NSI Data for any other purpose (including NewsReal's branding, redistribution or resale of any content licensed to NSI by third parties). By way of illustration and without limiting the foregoing, the license granted NewsReal by NSI does not permit NewsReal to distribute raw feeds of the NSI Data licensed to NewsReal or to make any portions of the NSI Data available to other third parties for inclusion in their products or services. NSI will use all commercially reasonable efforts to promote and encourage NSI User access to the Service.

2. Notwithstanding anything herein to the contrary and subject to the limitations on redistribution of NSI Data contained in section C 1 hereof, NSI grants NewsReal a nonexclusive, nontransferable, limited license, and NewsReal agrees to use commercially reasonable efforts, to redistribute and integrate NSI's dot com directory with and into other co-branded Web sites hosted by NewsReal across its network of business partners. Both parties shall use commercially reasonable efforts to enter into agreements with third parties that are required to permit such redistribution and integration.


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3.  NSI will not remove any copyright notice or disclaimer included in or appended to the Service, the Virtual Domain or any other information provided by NewsReal pursuant to this Agreement

4. NSI agrees not to alter, modify or change any of the information contained in the Service without the prior written authorization of NewsReal. NSI may, however, choose not to display every story or article on the Service. Any approved changes made by NSI are the sole responsibility of the NSI.

5. NSI acknowledges and agrees that NewsReal may sell and display advertising on the Virtual Domain, including but not limited to such advertising as banner ads and sponsorships, as further provided in SCHEDULE A.

6. NSI agrees that if this Agreement is terminated pursuant to paragraph 1 hereunder, the Service and the System shall not be used, sold or otherwise distributed by NSI or NSI Users following the effective date of termination

7. NSI hereby grants NewsReal the right to install and maintain a Link from the NewsReal Site to NSI's Site, subject to the terms and conditions of this Agreement. The respective icons, URLs and logos of NSI as screen indicators of the Link shall be provided by NSI according to the specifications and placement, artwork and design supplied by NSI and agreed to by NewsReal

8. NSI shall cooperate with NewsReal with regard to the performance of NewsReal's obligations hereunder, including (without limitation), and in each instance subject to normal security requirements and in a manner that is not unnecessarily disruptive to NSI's business operations, by providing to NewsReal such information, data, approvals, and acceptances as may be reasonable to permit NewsReal to provide the Basic Services and Additional Services hereunder

9. NSI shall be solely responsible for the quality and accuracy of all data, including, without limitation, the NSI Data, provided to NewsReal Notwithstanding the foregoing, the NSI Data is licensed on an "AS IS" basis without guarantee. NSI shall, in a commercially reasonable manner, check exception reports to verify that all file maintenance entries and transactions were correctly entered. NSI shall be responsible for initiating timely remedial action to correct any improperly processed data that these reviews disclose. If NSI does not provide its data to NewsReal in accordance with NewsReal's specified format and schedule, NewsReal shall use reasonable efforts to reschedule and process the data as promptly as possible

D.     USE OF BRANDING.

1. The use of trademarks, trade names, and logos of the parties on the Virtual Domain shall be as specified in SCHEDULE B

2. NewsReal agrees not to use or display any trademark, trade name, or logo of NSI in any manner, except as permitted by this Agreement

3. NSI agrees not to use or display any trademark, trade name, or logo of NewsReal in any manner, except as permitted by this Agreement

4. NSI agrees to provide NewsReal with branding on pages wherein NewsReal content is provided in response to a search request to the same extent and in approximately the same location as NSI offers branding to NSI's other content providers

E.     PAYMENTS

1. Payments to be made by NewsReal to NSI and by NSI to NewsReal shall be made as described in SCHEDULE A.


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2.  Any payments required to be made by NewsReal to NSI under this Agreement, including without limitation any payments referred to in SCHEDULE A, shall be made within thirty (30) days of the end of the month or satisfaction of a milestone event in which the revenue or fees are collected.

3. NewsReal shall notify NSI regarding any changes in the cost of the Service for each subsequent renewal term, if any, of this Agreement, no later than ninety (90) days prior to the start of each such renewal term. In the event the cost of the Service increases for any renewal term, NSI may terminate this Agreement pursuant to Section I.4 below.

F.     CONFIDENTIAL INFORMATION

1. Either NewsReal or NSI may disclose to the other certain information that the disclosing party deems to be confidential and proprietary ("Confidential Information") Such Confidential Information will be clearly and conspicuously identified at the time of its first disclosure to the receiving party or if provided orally it will be identified as Confidential Information at the time of disclosure and confirmed in a summary writing to the receiving party within a reasonable time after the disclosure. Such Confidential Information includes, but is not limited to, the terms of this Agreement, documentation related to the Service, the NSI Data, and technical and other business information of NewsReal and NSI that is not available to the general public.

2. The party receiving Confidential Information agrees not to disclose such information to persons or entities other than that party's officers, directors, employees, agents, attorneys, or contractors with a need to know such information, for a period of two (2) years following the date on which this Agreement is terminated. Further, the parties agree not to use Confidential Information they receive for any purpose other than the formation or performance of this Agreement. The receiving party shall be liable for any improper use or disclosure of Confidential Information by any officer, director, employee, agent, or contractor to whom such information is disclosed.

3. Within fourteen (14) days of the date on which a written request therefore is received from the disclosing party, the receiving party shall return all Confidential Information together with all materials in any media or format whatsoever which contain such Confidential Information or certify destruction of such Confidential Information and not retain any copies of the same.

4. The receiving party will not be required to keep confidential information that (i) is becomes known to the general public without fault on its part;
    (ii) is already in the receiving party's possession prior to its receipt from the disclosing party; (iii) is independently developed by the receiving party, without the use of any Confidential Information; or (iv) is provided to the receiving party by third parties not subject to any nondisclosure or confidentiality agreement with the disclosing party.

5. The receiving party may disclose Confidential Information in a manner not otherwise permitted by this Agreement if prior written authorization is obtained from the disclosing party. The receiving party may also disclose confidential information in response to any order, warrant, subpoena, or other form of legally enforceable demand, provided that prior written notice of such a demand is given to the disclosing party as soon as practicable, in order to permit the disclosing party to seek an order limiting or preventing disclosure.

6. Nothing herein shall be deemed to alter or modify the terms and conditions of the letter of confidentiality between the parties dated May 13, 1999 (the "Confidentiality Letter"), concerning a possible investment in NewsReal by NSI. To the extent any of the terms and conditions herein conflict with those in the Confidentiality Letter, the terms and conditions of the Confidentiality Letter shall govern.

G.     WARRANTIES AND DISCLAIMERS

1.  NewsReal represents and warrants to NSI that:


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    (a) Its entry into this Agreement does not violate any agreement with any other party.

    (b) The use of the Service and any of NewsReal marks licensed hereunder as contemplated by this Agreement does not infringe any trade name, trademark, service mark, copyright or patent.

    (c) The delivery or use of the Service does not invade or violate any right to privacy, personal or proprietary right, or other common law or statutory right of any person.

    (d) Its performance under this Agreement and the use of the Service by NSI anticipated by this Agreement conforms to all applicable laws and government rules and regulations.

2.  NSI represents and warrants that:

    (a) Its entry into this Agreement does not violate any agreement with any other party.

    (b) Its performance under this Agreement will conform to applicable laws and government rules and regulations.

    (c) The use of the NSI marks as contemplated by this Agreement does not infringe any trade name, trademark, service mark, copyright or patent.

3. THE PARTIES AGREE THAT THE WARRANTIES STATED HEREIN ARE EXCLUSIVE AND THAT THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO ANY MATTERS IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, THE SERVICE, THE SYSTEM, THE NSI DATA OR ANY OTHER COMPUTER OR TECHNICAL RESOURCES PROVIDED BY EITHER PARTY.

4. THE PARTIES AGREE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, NEITHER PARTY WARRANTS THE ACCURACY OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THE SERVICE OR PROVIDED HEREUNDER AND NEITHER PARTY SHALL BE LIABLE IN ANY MANNER TO THE OTHER PARTY BASED ON ANY USE OF THE INFORMATION PROVIDED UNDER THE SERVICE OR THE DATA BEING INTEGRATED HEREUNDER. FURTHER, NEWSREAL SHALL NOT BE LIABLE FOR ANY DELAY, INACCURACY, ERROR OR OMISSION IN THE INFORMATION PROVIDED UNDER THE SERVICE OR RESULTING FROM THE TRANSMISSION, DELIVERY OF, OR ANY FAILURE TO DELIVER ANY PART OF THE SERVICE. HOWEVER, SUCH DELAYS, ERRORS, OMISSIONS, OR FAILURES TO DELIVER AS TO ALL OR PART OF THE SERVICE MAY RESULT IN THE TERMINATION OF THIS AGREEMENT PURSUANT TO
    SECTION 1 BELOW.

5. THE PARTIES AGREE AND ACKNOWLEDGE THAT NSI DOES NOT WARRANT THE PERFORMANCE OF NSI'S COMPUTING AND DISTRIBUTION SYSTEM AND NSI SHALL NOT BE LIABLE IN ANY MANNER TO NEWSREAL FOR FAILURES OF THAT SYSTEM, OR FOR ANY DELAY, INACCURACY, ERROR, FAILURE OR OMISSION RELATED TO THE PERFORMANCE OF THAT SYSTEM. HOWEVER, SUCH DELAYS, ERRORS, OMISSIONS, OR FAILURES TO DELIVER AS TO ALL OR PART OF THE SERVICE MAY RESULT IN THE TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 1.

H.     LIMITATION OF LIABILITY AND INDEMNIFICATION

1. Neither party shall be liable to the other in any event for any damages, direct or indirect, including, but not limited to, damages and losses resulting from loss of data, loss of profits arising out of this Agreement, or for any incidental or consequential damages, even if advised to the possibility at such damage, except as set forth herein. However, nothing in this section shall be construed to prevent either party from seeking indemnification or contribution from the other, in the event that one party is required to pay any third party based on a claim that arises in whole or in part from the conduct of the other party.


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2.  In the event any third person or entity asserts any claim, suit loss, liability, obligation, demand, damages or expenses against NSI based upon a breach of any warranty made by NewsReal described in this Agreement, NewsReal hereby agrees to defend, indemnify and hold NSI and its parents, subsidiaries, directors, officers, employees and shareholders harmless from and against any and all such claims. NewsReal's obligation to indemnify NSI hereunder shall be conditioned upon (a) NSI providing NewsReal with prompt notice of any claim, which notice shall in any event be given in enough time to allow NewsReal to defend such claim, (b) NSI fully cooperating with NewsReal at NewsReal's expense in defense of the claim, and (c) NSI allowing NewsReal to control the defense including any potential settlement of claims, provided that NSI shall be notified of any have the right to approve or disapprove any settlement.

3 In the event any person or entity asserts any claim, suit, loss, liability, obligation, demand, damages or expenses against NewsReal based upon a breach of any warranty by NSI described in the Agreement, NSI hereby agrees to defend, indemnify, and hold NewsReal and its parents, subsidiaries, directors, officers, employees and shareholders harmless from and against any and all such claims. NSI's obligation to indemnify NewsReal hereunder shall be conditioned upon (a) NewsReal providing NSI with prompt notice of such claims, which notice shall in any event be given in enough time to allow NSI to defend such claims, (b) NewsReal fully cooperating with NSI at NSI's expense in the defense of such claims, and (c) NewsReal allowing NSI to control the defense including any potential settlement of such claims, provided that NewsReal shall be notified of any have the right to approve or disapprove any settlement.

I.    TERM AND TERMINATION

1. This Agreement shall be effective from the date set forth in SCHEDULE A and shall continue in force for an initial term as set forth in SCHEDULE A attached hereto.

2. Either party shall have the right to terminate this Agreement if the other party is in default of any obligation herein, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of written notice of such default from the non-defaulting party, or within such additional cure period as the non-defaulting party may authorize.

3. Either party may terminate this Agreement by written notice to the other, and may regard the other as in default of this Agreement, if the other party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, initiates or becomes subject to any proceeding under any bankruptcy or insolvency law, and has wound up or liquidated its business. Debts and credits outstanding as of the date of termination between the parties shall survive termination for any cause.

4. Either Party shall have the right to terminate this Agreement at any time on thirty (30) days prior written notice to the Other Party if the ability of NewsReal to provide the Service or NSI to license the NSI Data is substantially impeded by the request or actions of any federal or state regulatory agency or if the cost of the Service increases for any renewal term.

5. The rights and obligations provided by the following sections of this Agreement shall survive its termination section F, section 1, section M, and section N.

J.    ADVERTISING AND PROMOTIONAL MATERIALS

1. Each party agrees to submit to the other party for written approval all advertising or other promotional materials, including press releases, that use company names, service marks, or trademarks of the other party or make reference to any understanding or relationship in this Agreement, no fewer than two (2) days before proposed use. Such approval will not be unreasonably withheld. Unless notice of approval or disapproval is received within one (1) day of receipt of advertising or other promotional materials, approval will be considered granted.


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2.  The parties agree to create a plan to announce the launch and availability of the Service on NSI's Site, through separate press releases or a joint press release as mutually agreed by the parties, and on a release date as mutually agreed. The release date of such announcement(s) shall be prior to or coinciding with the availability of the Service or such other date as mutually agreed.

K.  FORCE MAJEURE

    Neither party shall be liable for delay or default in the performance of its obligations under this Agreement if such delay or default is caused by conditions beyond its control, including but not limited to unanticipated interruptions in services to and access from Internet service providers for either party, fire, flood, accident, storm, acts of war, riot, government interference, strikes or walkouts.

L.  NOTICES

1. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered: (a) on the day they are delivered personally; (b) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage and charges prepaid;
    (c) one business day after deposit with a commercial overnight carrier, with written verification of receipt, or (d) one business day after delivery by facsimile, with written confirmation of message delivery.

2 Notices required to be provided by this Agreement shall be delivered to the following addresses, or to such other address as either party hereafter designates in writing as its notice address:

    (a) If to NewsReal:

        NewsReal, Inc.
        Attention: Chief Financial Officer or General Counsel
        66 Canal Center Plaza
        Suite 700
        Alexandria, VA 22314
        Fax No 703-548-9161


    (b) If to NSI:

        Network Solutions, Inc.
        505 Huntmar Park Drive
        Herndon, VA 20170
        ATTN: General Counsel
        Fax #: 703-742-0065


M.  ATTORNEYS' FEES

    Should any action be brought by either party to enforce the provisions of this Agreement, the prevailing party, whether by settlement, adjudication, or arbitration, shall have the right to collect reasonable attorneys' fees and costs from the nonprevailing party.

N.  GENERAL TERMS AND CONDITIONS

1. The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party Neither party shall have any right, power, or authority to enter into any agreement for or on behalf of, to incur any obligation or liability for, or to otherwise bind the other


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    party. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the parties, or to impose any partnership obligation or liability on either party.

2. Neither party may assign this Agreement without the written consent of the other party, provided, however, this entire Agreement may be assigned without the other party's consent to a successor entity in the event such successor receives substantially all of such party's assets by merger, consolidation, or purchase, and provided that such successor (a) is not a direct competitor of the non-assigning party, and (b) has financial assets equal to or greater than that of the assigning party, and (c) is bound by law or written agreement to all of the obligations of the assigning party under this Agreement.

3. No modification, amendment, novation, or renewal of this Agreement will be effective unless set forth in a writing signed by both parties. No waiver of any right or obligation under this Agreement will be effective against unless set forth in a writing signed by both parties.

4 In case one or more of the provisions of this Agreement shall be deemed illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect the other provisions of this Agreement.

5. The terms and conditions of this Agreement will be construed in accordance with the laws of the Commonwealth of Virginia.

6. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings with respect to the subject matter hereof.

7. The headings used in this document are for convenience only and are not to be construed to have legal significance.


                       [Signatures are on the next page.]


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IN WITNESS WHEREOF, this Agreement has been duly executed by an authorized officer of the undersigned parties as of the last date set forth on SCHEDULE A attached hereto.


NEWSREAL, INC.                                  Network Solutions, Inc.


By: /s/ DAVID C. HOPPMANN                       By: /s/ DOUGLAS WOLFORD
   -------------------------                       -------------------------

Name. David C. Hoppmann                         Name. Douglas Wolford
                                                     -----------------------
Title:  President & CEO                         Title: SR VP
                                                      ----------------------
Date: 14 JULY 99                                Date: 7/14/99
     -----------------------                         -----------------------



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